                                                                      EXHIBIT 12

                            DELPHI AUTOMOTIVE SYSTEMS

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                  YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------------
                                                                2001          2000          1999          1998          1997
                                                              -------       -------       -------       -------       -------
                                                                                 (DOLLARS IN MILLIONS)
Income (loss) before taxes .................................  $  (528)      $ 1,667       $ 1,721       $  (266)      $   259
Earnings of non-consolidated affiliates ....................      (54)          (87)          (44)          (55)          (27)
Cash dividends received from non-consolidated affiliates ...       21            13            21             1            12
Portion of rentals deemed to be interest ...................       54            47            44            37            42
Interest and related charges on debt .......................      222           183           132           277           287
                                                              -------       -------       -------       -------       -------
       Earnings available for fixed charges ................  $  (285)      $ 1,823       $ 1,874       $    (6)      $   573
                                                              =======       =======       =======       =======       =======

Fixed charges:
  Portion of rentals deemed to be interest .................  $    54       $    47       $    44       $    37       $    42
  Interest and related charges on debt .....................      222           183           132           277           287
                                                              -------       -------       -------       -------       -------
       Total fixed charges .................................  $   276       $   230       $   176       $   314       $   329
                                                              =======       =======       =======       =======       =======

    Ratio of earnings to fixed charges .....................      N/A           7.9          10.6           N/A           1.7
                                                                            =======       =======                     =======

     Fixed charges exceeded earnings by $561 million and $320 million for the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one.